Exhibit 5.1

DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 T 919.786.2000 F 919.786.2200 W www.dlapiper.com

May 31, 2016

Resource Real Estate Opportunity REIT, Inc.

1845 Walnut Street, 18th Floor

Philadelphia, Pennsylvania 19103

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We serve as counsel to Resource Real Estate Opportunity REIT, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the sale and issuance by the Company of up to $120,000,000 of shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company pursuant to the Company’s Second Amended and Restated Distribution Reinvestment Plan (the “Plan”), via the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 31, 2016. This opinion (the “Opinion”) is being provided at your request in connection with the filing of the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the Act;

2. The Company’s Articles of Amendment and Restatement, as amended (the “Charter”), certified as of the date hereof by the Secretary of the Company;

3. The Bylaws of the Company, certified as of the date hereof by the Secretary of the Company;

4. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company, relating to the registration, sale and issuance of the Shares, certified as of the date hereof by the Secretary of the Company;

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5. The Plan;

6. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7. A certificate executed by Shelle Weisbaum, Chief Legal Officer and Secretary of the Company, dated as of the date hereof; and

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinions set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5. The form and content of all Documents submitted to us as drafts do not differ in any respect relevant to the opinions expressed herein from the form and content of the final versions of such Documents.

6. None of the Shares will be issued or transferred in violation of Article VI of the Charter or any other restriction or limitation on transfer and ownership of shares of Common Stock of the Company contained in the Charter. Upon any issuance of Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of

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Common Stock that the Company is then authorized to issue under the Charter. Upon any issuance of the Shares, the total amount of Shares issued under the Plan will not exceed the total amount of Shares that the Company is then authorized to issue under the Plan.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The Shares have been duly authorized and, upon issuance and delivery of the Shares in the manner contemplated by the Resolutions, the Plan, the Charter and the Registration Statement against payment of the consideration set forth therein, will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinions expressed herein are subject to the effect of judicial decisions that may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this Opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

This Opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein under the heading “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ DLA Piper LLP (US)